EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

November 8, 2007

NASDAQ-EVOL

Evolving Systems Reports 2007 Third Quarter Financial Results

•                  Revenue up 7% to $9.3 million in Q3 and $26.9 million YTD

•                  Adjusted EBITDA of $1.8 million in Q3, $4.4 million YTD

•                  Net income of $569,000 in Q3, $314,000 YTD

•                  Fifth straight quarter of positive operating income — $1.1 million vs. $629,000 in Q2 and $230,000 in Q1

•                  $4.4 million in operating cash flow YTD vs. $2.7 million a year ago

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported improved revenue and profitability for its third quarter and nine-month period ended September 30, 2007.

Third Quarter Results

Evolving Systems reported net income of $569,000, or $0.03 per basic and diluted share, in the third quarter compared with net income of $42,000, or less than one cent per basic and diluted share, in the same quarter last year.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for the third quarter were $1.8 million, up 30% from $1.4 million in the second quarter of this year and up 23% from $1.5 million in the same quarter last year.

Revenue in the third quarter was $9.3 million, up 7% from revenue of $8.7 million in the third quarter last year and up 2% from $9.1 million in the second quarter of 2007.  The increased revenue was attributable to a combination of new customer engagements and additional revenue from established customers.  It was Evolving Systems’ third straight quarter of year-over-year revenue growth.  For the comparative third quarters, license fees and services revenue grew to $4.7 million from $4.0 million, more than offsetting a slight decline in customer support revenue, which was $4.6 million versus $4.7 million in the year-ago period.  Revenue mix in the third quarter was comprised of $5.3 million in Service Activation, $2.7 million in Numbering Solutions and $1.3 million in Mediation.  A $1.3 million, or 33%, increase in Service Activation revenue more than offset year-over-year declines in Numbering Solutions and Mediation revenue.

Total costs of revenue and operating expenses were $8.2 million in the third quarter, up from $8.0 million in the same quarter last year but down from $8.5 million in the second quarter of this year, reflecting management’s commitment to maintaining a stable cost structure.  Costs of revenue increased to deliver the overall revenue growth.  Sales and marketing expense declined by $120,000 due to lower personnel costs while product development expense decreased $183,000 due primarily to completion of the international version of NumeriTrack® in the third quarter of 2006.  General and administrative expense increased $179,000 due to higher professional fees.

Income from operations in the third quarter was $1.1 million, up 59% over $678,000 in the same quarter last year and up 72% from $629,000 in the second quarter of 2007. It was the Company’s fifth consecutive quarter of positive operating income.

Bookings and Backlog Highlights

Third quarter new order bookings totaled $6.5 million, up from $5.8 million in the same quarter last year.  Bookings included $3.8 million in license fees and services and $2.7 million in customer support.  Bookings were allocated $4.3 million in Activation, $1.1 million in Numbering Solutions, and $1.1 million in Mediation. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.  For the first nine months of 2007, orders for license and services and for customer support were up 8% and 4%, respectively, versus the same period in 2006.

Backlog at September 30, 2007, was $12.5 million, up $500,000 from backlog of $12.0 million at the same time last year.  The growth in backlog was attributable to a $600,000 increase in license fees and services, partially offset by a $100,000 decline in customer support backlog.

Balance Sheet Highlights

Evolving Systems generated $4.4 million in cash from operations through the first nine months of 2007 as compared with $2.7 million during the same period a year ago.  As a result, the Company closed the third quarter with cash and cash equivalents of $7.6 million, up from $5.1 million at the end of 2006.  Working capital at the end of the third quarter increased by $1.1 million to $1.9 million from $800,000 at 2006 year-end.

CEO Comments

“We continue to deliver positive financial results through a combination of focused execution, the addition of new customers and new product innovation,” said Thad Dupper, president and CEO.  “On the customer front, we added a new account in the third quarter, raising to four the total number of new accounts year-to-date and exceeding our total for all of 2006.  Equally important as the number of new accounts we have won is the geographic distribution of these new customers, which validates our decision to invest in the emerging markets of Central and Latin America and Asia Pacific.  We will continue to invest in maintaining our long-standing relationships with customers in our traditional markets of Europe and North America.  However, we believe the emerging markets represent an attractive additional opportunity to create new sales momentum.  Consequently, we are investing in our worldwide sales and professional services capabilities, and local partnerships, to pursue emerging market opportunities.

“On the product front, we are seeing increased interest in our new products,” Dupper added.  “In addition to winning new business for our Tertio™ 7 Service Activation and International NumeriTrack® solutions with four new accounts this year, we have high expectations for our Dynamic SIM Allocation solution, which significantly simplifies SIM management and inventory for wireless carriers and provides them with the ability to offer prepaid customers the facility to select a phone number at the point of purchase — a feature we believe will be attractive to carriers around the world who wish to gain an edge in the fiercely competitive wireless market.”

Nine Month Results

Evolving Systems reported net income of $314,000, or $0.02 per basic and diluted share, in the nine-month period as compared with a net loss of $17.8 million, or $0.93 per basic and diluted share, in the same period last year.  The year-ago net loss included a $15.0 million impairment charge net of income tax benefit.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for the nine-month period increased 77% to $4.4 million from $2.5 million in the same period last year.

Revenue through nine months was $26.9 million, up 7% from $25.0 million in the comparable period of 2006.  License fees and services revenue increased 13%, or $1.6 million, to $13.4 million from $11.9 million, while customer support revenue increased 2% to $13.5 million from $13.2 million a year ago.  Revenue mix included $14.8 million in Activation, $8.8 million in Numbering Solutions and $3.3 million in Mediation.

Total costs of revenue and operating expenses in the first nine months of 2007 were $25.0 million versus $42.7 million in the same period last year when the Company reported the $16.5 million impairment.  Excluding the $16.5 million impairment in the second quarter of 2006, the Company reduced its total costs of revenue and operating expenses by $1.2 million, or 5%, for the comparative nine-month periods.  This improvement included reductions in most expense categories except for costs of revenue, which increased to support the higher revenues for the period, and general and administrative, which increased 15% due to higher professional fees and incentive compensation resulting from improved year over year financial results.

Operating income in the first nine months of 2007 was $1.9 million compared with an operating loss of $17.7 million, including the $16.5 million impairment, in the same period last year.

Conference Call

The Company will conduct a conference call and Web cast today at 2:15 p.m. Mountain Time. The call-in numbers for the conference call are 1-866-578-5771 for domestic toll free and 617-213-8055 for international callers. The passcode is 45157066. A telephone replay will be available through November 22, 2007, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 36457077. To access a live Webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through December 7, 2007.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release and the impact of new accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2007, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Communications Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
License fees and services	$4,692	$3,990	$13,425	$11,855
Customer support	4,619	4,677	13,468	13,180
Total revenue	9,311	8,667	26,893	25,035
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,097	1,991	5,962	5,523
Costs of customer support, excluding depreciation and amortization	1,532	1,235	4,741	4,412
Sales and marketing	2,003	2,123	6,228	6,919
General and administrative	1,350	1,171	4,549	3,959
Product development	665	848	1,572	2,394
Depreciation	189	285	729	861
Amortization	396	336	1,176	2,126
Impairment of goodwill and intangible assets	—	—	—	16,516
Restructuring and other expense (recovery)	—	—	(1)	(23)
Total costs of revenue and operating expenses	8,232	7,989	24,956	42,687
Income (loss) from operations	1,079	678	1,937	(17,652)
Interest and other income (expense), net	(165)	(460)	(1,054)	(1,421)
Income (loss) before income taxes	914	218	883	(19,073)
Income tax expense (benefit)	345	176	569	(1,278)
Net income (loss)	$569	$42	$314	$(17,795)
Basic income (loss) per common share	$0.03	$0.00	$0.02	$(0.93)
Diluted income (loss) per common share	$0.03	$0.00	$0.02	$(0.93)
Weighted average basic shares outstanding	19,201	19,112	19,178	19,089
Weighted average diluted shares outstanding	19,550	19,310	19,546	19,089

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income (loss)	$569	$42	$314	$(17,795)
Depreciation	189	285	729	861
Amortization	396	336	1,176	2,126
Impairment of goodwill & intangible assets	—	—	—	16,516
Stock-based compensation expense	162	181	543	625
Interest expense and other, net	165	460	1,054	1,421
Income tax expense (benefit)	345	176	569	(1,278)
Adjusted EBITDA	$1,826	$1,480	$4,385	$2,476

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$7,607	$5,076
Current portion of restricted cash	—	300
Contract receivables, net	4,940	9,206
Unbilled work-in-progress	2,253	1,064
Prepaid and other current assets	1,384	1,701
Total current assets	16,184	17,347
Property and equipment, net	1,013	1,349
Amortizable intangible assets, net	5,180	6,155
Goodwill	26,931	26,027
Long-term restricted cash	100	—
Other long-term assets	343	460
Total assets	$49,751	$51,338
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,394	$2,037
Accounts payable and accrued liabilities	4,798	4,428
Unearned revenue	7,137	10,079
Total current liabilities	14,329	16,544
Long-term liabilities:
Long-term debt and other obligations	10,677	12,153
Deferred foreign income taxes	1,052	1,202
Total liabilities	26,058	29,899
Preferred stock	5,892	11,281
Stockholders’ equity:
Common stock	18	16
Additional paid-in capital	74,826	68,825
Accumulated other comprehensive income	2,792	1,466
Accumulated deficit	(59,835)	(60,149)
Total stockholders’ equity	17,801	10,158
Total liabilities and stockholders’ equity	$49,751	$51,338